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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*



                            SUNSTAR HEALTHCARE, INC.
          -----------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
          -----------------------------------------------------------
                         (Title of Class of Securities)

                                    867939100
                         ------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (12-91)

                                       13G

--------------------                                           -----------------
CUSIP NO.  867939100                                           PAGE 2 OF 6 PAGES
--------------------                                           -----------------

================================================================================
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         NATIONAL HOME HEALTH CARE CORP.

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]
                                                                      (b) [_]


--------------------------------------------------------------------------------
3        SEC USE ONLY



--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER

                                             900,000

                              --------------------------------------------------
         NUMBER OF                  6        SHARED VOTING POWER
          SHARES
       BENEFICIALLY                          - 0 -
         OWNED BY
           EACH               --------------------------------------------------
         REPORTING                  7        SOLE DISPOSITIVE POWER
          PERSON
           WITH                              900,000

                              --------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         900,000

--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [_]


--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         40.9%

--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



SEC 1745 (12-91)

                                       13G

--------------------                                           -----------------
CUSIP NO.  867939100                                           PAGE 3 OF 6 PAGES
--------------------                                           -----------------

================================================================================

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         FREDERICK H. FIALKOW -- S.S. # ###-##-####
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [_]
                                                                    (b) [_]


--------------------------------------------------------------------------------
3        SEC USE ONLY



--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United  States

--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER

                                    42,500 (includes 7,500 shares issuable under
                                    currently exercisable options).
                              --------------------------------------------------
         NUMBER OF                  6        SHARED VOTING POWER
          SHARES
       BENEFICIALLY                          -0-
         OWNED BY
           EACH               --------------------------------------------------
         REPORTING                  7        SOLE DISPOSITIVE POWER
          PERSON
           WITH                     42,500 (includes 7,500 shares issuable under
                                    currently exercisable options).
                              --------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         42,500

--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [_]


--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         1.9%

--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


SEC 1745 (12-91)

                                       13G

--------------------                                           -----------------
CUSIP NO.  867939100                                           PAGE 4 OF 6 PAGES
--------------------                                           -----------------


Item 1(a)            NAME OF ISSUER:
                     SUNSTAR HEALTHCARE, INC.

Item 1(b)            ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:

                     521 East State Road
                     Longwood, Florida 32750

Item 2(a)            NAME OF PERSON FILING:

                     (i)       National Home Health Care Corp.

                     (ii)      Frederick H. Fialkow

Item 2(b)            Address of Principal Business Office
                     OR, IF NONE, RESIDENCE:

                     National Home Health Care Corp.
                     700 White Plains Road
                     Scarsdale, New York 10583

                     Frederick H. Fialkow
                     c/o  National Home Health Care Corp.
                     700 White Plains Road
                     Scarsdale, New York 10583

Item 2(c)            CITIZENSHIP:
                     (i)       Delaware
                     (ii)      United States


Item 2(d)            TITLE OF CLASS OF SECURITIES:
                     Common Stock, par value $.001 per share


Item 2(e)            CUSIP NUMBER:
                     867939100

Item 3               TYPE OF PERSON:
                     (i)       PH - Parent Holding Company
                     (ii)      IN - Individual

                                       13G

--------------------                                           -----------------
CUSIP NO.  867939100                                           PAGE 5 OF 6 PAGES
--------------------                                           -----------------


Item 4    OWNERSHIP:

          NATIONAL HOME HEALTH CORP.

         (a)      Amount  Beneficially  Owned as of December 31,  1996:  900,000
                  Shares
         (b)      Percent of Class: 40.9%
         (c)      Number of Shares as to which Such Person Has:
                  (i)      sole power to vote or direct the vote: 900,000
                  (ii)     shared power to vote or direct the vote: 0
                  (iii)    sole power to dispose or direct the  disposition  of:
                           900,000
                  (iv)     shared power to dispose or direct the disposition of:
                           0


          FREDERICK H. FIALKOW

         (a)      Amount  Beneficially  Owned as of December  31,  1996:  42,500
                  Shares
         (b)      Percent of Class: 1.9%
         (c)      Number of Shares as to which Such Person Has:
                  (i)      sole power to vote or direct the vote: 42,500
                  (ii)     shared power to vote or direct the vote: 0
                  (iii)    sole power to dispose or direct the  disposition  of:
                           42,500
                  (iv)     shared power to dispose or direct the disposition of:
                           0

Item 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not Applicable


Item 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY

          THE PARENT HOLDING COMPANY:
          Not Applicable

Item 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not Applicable

Item 9    NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable

Item 10   CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                       13G

--------------------                                           -----------------
CUSIP NO.  867939100                                           PAGE 6 OF 6 PAGES
--------------------                                           -----------------


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 13, 1996.


                                         NATIONAL HOME HEALTH CARE CORP.



                                         By:  /s/ Frederick H. Fialkow
                                            ----------------------------------
                                            Frederick H. Fialkow, as Chairman
                                             of the Board, President and Chief
                                             Executive Officer




                                             /s/ Frederick H. Fialkow
                                            ----------------------------------
                                            Frederick H. Fialkow, Individually